7500 East Columbia Street Evansville, IN 47715 www.shoecarnival.com (812) 867-4037	Contact Mark L. Lemond President and Chief Executive Officer or W. Kerry Jackson Executive Vice President, Chief Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS THIRD QUARTER 2007 RESULTS

        Evansville, Indiana, November 20, 2007 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of value-priced footwear and accessories, today announced sales and earnings for the third quarter ended November 3, 2007.

        Net sales for the thirteen-week period ended November 3, 2007 decreased 8.0 percent to $173.9 million from sales of $189.1 million for the thirteen-week period ended October 28, 2006. Comparable store sales declined 5.0 percent for the thirteen-week period ended November 3, 2007 compared with the thirteen-week period ended November 4, 2006.

        The gross profit margin for the third quarter of 2007 decreased to 29.1 percent compared to 30.0 percent for the third quarter of 2006. As a percentage of sales, the merchandise margin increased 0.5 percent due to continued emphasis on inventory management. However, due to the decrease in sales, buying, distribution and occupancy costs increased 1.4 percent as a percentage of sales. By controlling expenses, selling, general and administrative expenses increased only $352,000 despite operating an additional 23 stores during the quarter as compared to third quarter last year. As a percentage of sales, selling, general and administrative expenses increased to 25.1 percent from 22.9 percent in last year's third quarter.

        Net income for the thirteen-week third quarter ended November 3, 2007 was $4.2 million as compared with net income of $8.4 million in the third quarter ended October 28, 2006. Diluted earnings per share were $0.33 per share as compared with $0.61 per share last year.

        During the third quarter of fiscal 2007, the Company repurchased 339,000 shares of its outstanding common stock at a cost of $6.4 million. Thus far in fiscal 2007, the Company has repurchased approximately 1.0 million shares of its outstanding common stock at a cost of $25.6 million. These repurchases are part of a $50.0 million stock buy-back program, which will terminate upon the earlier of the repurchase of the maximum amount or December 31, 2008. As of November 3, 2007, the amount that remained available under the existing repurchase authorization was $24.4 million.

        Speaking on the results for the quarter, Mark Lemond, chief executive officer and president said, "We believe the current challenging economic environment continues to directly affect our target consumer, and consequently, had a negative impact on both traffic and sales throughout the third quarter. Additionally, an extraordinarily warm fall selling season has suppressed the sales of traditional fall and winter product, especially boots. We continue to aggressively manage both the composition and level of our inventories; consequently, at the end of the third quarter, inventories on a per-store basis were down approximately 1.5 percent from the third quarter of last year."

       Net income for the first nine months of 2007 was $11.7 million, or $0.87 per diluted share, compared with net income of $18.6 million, or $1.36 per diluted share, last year. Net sales for the first nine months decreased 2.0 percent to $494.3 million from sales of $504.4 million for the same period last year. Comparable store sales for the thirty-nine week period ended November 3, 2007 decreased 5.0 percent compared to the thirty-nine week period last year ended November 4, 2006. The gross profit margin for the first nine months of 2007 decreased to 28.5 percent from 29.5 percent last year. Selling, general and administrative expenses, as a percentage of sales, increased to 24.9 percent in the first nine months of 2007 from 23.7 percent last year.

Fourth Quarter Outlook

       Taking into consideration last year's 53rd week and our recent sales trend, net sales for the fourth quarter are expected to range from $167 million to $169 million. On a comparable week-for-week basis, the Company expects comparable store sales to decline 4 to 5 percent for the fourth quarter this year. Utilizing these sales projections, earnings in the fourth quarter are expected to range from $0.10 to $0.13 per diluted share.

       Commenting further, Mr. Lemond said, "Looking beyond the fourth quarter, we believe the investments we have made over the past year to our infrastructure and information systems will continue to drive improvements in the way we execute our concept and put us in a stronger position when the economy rebounds. We are optimistic with regards to the viability of our concept and remain committed to our long-term growth strategy."

Store Growth

        Store openings and closings by quarter and for the fiscal year are planned as follows:

	New Stores	Stores Closings
1st Quarter 2007	7	0
2nd Quarter 2007	6	0
3rd Quarter 2007	11	2
4th Quarter 2007	1	3
Fiscal 2007	25	5

       The eleven stores opened during the third quarter included locations in:

City Alcoa, TN Boynton Beach, FL Quincy, IL Kingsport, TN Birmingham, AL Evergreen Park, IL Christiansburg, VA Ammon, ID Foley, AL Bossier City, LA Pocatello, ID	Market/Total Stores in Market Knoxville/3 West Palm Beach/4 Quincy/1 Johnson City/2 Birmingham/4 Chicago/21 Roanoke/3 Idaho Falls/2 Mobile/2 Shreveport/3 Idaho Falls/2

Conference Call

        Today, at 2:00 p.m. Eastern time, the Company will host a conference call to discuss the third quarter results and outlook on the fourth quarter. The public can listen to the live webcast of the call by visiting Shoe Carnival's Investor Relations page at www.shoecarnival.com. While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors. A replay of the webcast will be available on our website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

Cautionary Statement Regarding Forward-Looking Information

        This press release contains forward-looking statements that involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to: general economic conditions in the areas of the United States in which our stores are located; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of hurricanes or other natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; the availability of desirable store locations at acceptable lease terms and our ability to open new stores in a timely and profitable manner; higher than anticipated costs associated with the closing of under-performing stores; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in the People's Republic of China, a major manufacturer of footwear; and the continued favorable trade relations between the United States and China and other countries which are the major manufacturers of footwear.

        In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

        Shoe Carnival is a chain of 294 footwear stores located in the Midwest, South and Southeast. Combining value pricing with an entertaining store format, Shoe Carnival is a leading retailer of name brand and private label footwear for the entire family. Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL. Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)

	Thirteen	Thirteen	Thirty-nine	Thirty-nine
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	November 3, 2007	October 28, 2006	November 3, 2007	October 28, 2006

Net sales	$173,881	$189,086	$494,339	$504,441
Cost of sales (including buying,
distribution and occupancy costs)	123,320	132,349	353,740	355,413

Gross profit	50,561	56,737	140,599	149,028
Selling, general and administrative
expenses	43,627	43,275	123,070	119,330

Operating income	6,934	13,462	17,529	29,698
Interest income	(101)	(353)	(611)	(863)
Interest expense	115	33	179	107

Income before income taxes	6,920	13,782	17,961	30,454
Income tax expense	2,734	5,406	6,281	11,816

Net income	$4,186	$8,376	$11,680	$18,638

Net income per share:
Basic	$.33	$.62	$.89	$1.40

Diluted	$.33	$.61	$.87	$1.36

Average shares outstanding:
Basic	12,604	13,414	13,065	13,338

Diluted	12,777	13,751	13,362	13,706

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	November 3, 2007	February 3, 2007	October 28, 2006

ASSETS
Current Assets:
Cash and cash equivalents	$6,671	$34,839	$19,484
Accounts receivable	1,579	948	2,126
Merchandise inventories	200,242	196,662	187,254
Deferred income tax benefit	2,558	2,088	1,301
Other	8,368	2,605	3,064

Total Current Assets	219,418	237,142	213,229
Property and equipment-net	74,194	74,020	70,380

Total Assets	$293,612	$311,162	$283,609

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$51,581	$70,352	$49,244
Accrued and other liabilities	13,355	14,576	14,376

Total Current Liabilities	64,936	84,928	63,620
Long-term debt	14,165	0	0
Deferred lease incentives	5,528	6,095	5,614
Accrued rent	6,124	6,260	6,346
Deferred income taxes	844	781	1,109
Deferred compensation	3,690	3,149	2,845
Other	809	0	0

Total Liabilities	96,096	101,213	79,534
Total Shareholders' Equity	197,516	209,949	204,075

Total Liabilities and Shareholders' Equity	$293,612	$311,162	$283,609

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Thirty-nine Weeks Ended November 3, 2007	Thirty-nine Weeks Ended October 28, 2006

Cash flows from operating activities:
Net income	$11,680	$18,638
Adjustments to reconcile net income to net
cash (used in) provided by operating activities:
Depreciation and amortization	11,781	10,713
Stock-based compensation	1,071	1,267
Loss on retirement and impairment of assets	508	231
Deferred income taxes	(160)	(1,268)
Lease incentives	418	192
Other	(545)	(708)
Changes in operating assets and liabilities:
Accounts receivable	(631)	(1,840)
Merchandise inventories	(3,580)	(3,261)
Accounts payable and accrued liabilities	(16,307)	(20,419)
Other	(6,543)	113

Net cash (used in) provided by operating activities	(2,308)	3,658

Cash flows from investing activities:
Purchases of property and equipment	(15,263)	(14,331)
Proceeds from sale of property and equipment	379	7,201
Other	6	2

Net cash used in investing activities	(14,878)	(7,128)

Cash flows from financing activities:
Borrowings under line of credit	49,970	0
Payments on line of credit	(35,805)	0
Proceeds from issuance of stock	551	2,469
Excess tax benefits from stock-based compensation	275	422
Common stock repurchased	(25,973)	(241)

Net cash (used in) provided by financing activities	(10,982)	2,650

Net decrease in cash and cash equivalents	(28,168)	(820)
Cash and cash equivalents at beginning of period	34,839	20,304

Cash and Cash Equivalents at End of Period	$6,671	$19,484